Exhibit 99.1

NEWS	FONAR Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 9001 Company
Director of Communications	Melville, New York 11747
E-mail: inveswtor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1709

FONAR Reports 33% Increase in Net Income to $1.8 Million

for 2nd Quarter of Fiscal Year 2012

MELVILLE, NEW YORK, February 14, 2012 – FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its financial results for the second quarter of fiscal year 2012. For the three months ended December 31, 2011, net income increased 33% to $1.8 million, income from operations increased 31% to $1.9 million while total revenues increased 16% to $9.3 million, as compared to the corresponding fiscal quarter one year earlier.

Results from the Second Quarter Fiscal 2012 Financial Statement:

The basic income per common share increased 56% to $0.50 for the six months ended December 31, 2011 as compared to $0.32 for the same period one year earlier. For the quarter ended December 31, 2011 and 2010, the basic net income per common share was $0.25.

In addition, the diluted income per common share increased 58% to $0.49 for the six months ended December 31, 2011 as compared to $0.31 for the same period one year earlier. For the quarter ended December 31, 2011 and 2010, the diluted net income per common share was $0.24.

Net income for the six month period ended December 31, 2011 rose 105% to $3.6 million as compared to $1.7 million for the six month period ended December 31, 2010. For the quarter ended December 31, 2011, net income climbed 33% to $1.8 million as compared to $1.4 million for the quarter ended December 31, 2010.

Income from operations for the six month period ended December 31, 2011 rose 95% to $3.7 million as compared to $1.9 million for the six month period ended December 31, 2010. For the quarter ended December 31, 2011, income from operations climbed 31% to $1.9 million as compared to $1.4 million for the quarter ended December 31, 2010.

Total revenues for the six month period ended December 31, 2011 rose 13% to $18.9 million as compared to $16.7 million for the six month period ended December 31, 2010. For the quarter ended December 31, 2011, total revenue climbed 16% to $9.3 million as compared to $8.0 million for the quarter ended December 31, 2010.

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Total operating costs and expenses increased 3% to $15.3 million for the six months ended December 31, 2011 from $14.8 million for the six months ended December 31, 2010. For the quarter ended December 31, 2011, total operating costs and expenses increased 13% to $7.4 million as compared to $6.6 million for the quarter ended December 31, 2011.

Revenues from product sales were $1.6 million for the fiscal quarter ended December 31, 2011 as compared to $1.8 million for the corresponding quarter ended December 31, 2010. Revenues from service and repair fees were $2.8 million for the fiscal quarter ended December 31, 2011 as compared to $2.7 million for the fiscal quarter ended December 31, 2010.

Revenues from the management and other fees segment (management of the FONAR UPRIGHT® Multi-Position™ MRI diagnostic imaging centers segment) increased 39% to $4.9 million for the fiscal quarter ended December 31, 2011, from $3.5 million for the fiscal quarter ended December 31, 2010.

As of December 31, 2011 total current assets were $25.1 million and total current liabilities were $21.9 million. Total assets were $33.5 million and total liabilities were $24.3 million. Total long-term liabilities were $2.4 million. Total stockholders’ equity was $9.2 million. Total cash and cash equivalents and marketable securities were $9.9 million.

Significant Highlights during the October – December Quarter:

On October 5, 2011, the Company reported a diagnostic breakthrough in the understanding of the genesis of multiple sclerosis (MS) based on observations made possible by the company’s unique FONAR UPRIGHT® Multi-Position™ MRI. The press release indicated that the cause of multiple sclerosis may be biomechanical and related to earlier trauma to the neck, which can result in the obstruction of the flow of cerebrospinal fluid (CSF), which is produced and stored in the central anatomic structures of the brain known as the ventricles. Since the ventricles produce a large volume of CSF each day (500 cc), an obstruction can result in a build-up of pressure within the ventricles, resulting in leakage of the CSF into the surrounding brain tissue. This leakage could be responsible for generating the brain lesions of multiple sclerosis.

The research was published in the journal Physiological Chemistry and Physics and Medical NMR (Sept. 20, 2011, 41: 1-17), titled “The Possible Role of Cranio-Cervical Trauma and Abnormal CSF Hydrodynamics in the Genesis of Multiple Sclerosis." It was co-authored by FONAR MRI researchers Raymond V. Damadian, M.D., president and chairman of FONAR and FONAR scientist David Chu, PhD. The complete study can be viewed at www.fonar.com/pdf/PCP41_damadian.pdf.

Dr. Damadian said. “We used the UPRIGHT® Multi-Position™ MRI to view the flow of cerebrospinal fluid in and out of the brain with the patients scanned Upright and scanned lying down. The UPRIGHT® MRI also revealed that these obstructions were the result of structural deformities of the cervical spine, induced by trauma earlier in life. The findings are based on viewing the real-time flow of cerebrospinal fluid in a series of eight randomly chosen patients with multiple sclerosis. These invaluable dual observations have only been possible since the invention by FONAR of an MRI capable of imaging the patient Upright.” For more information visit: www.fonar.com.

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On October 4, 2011, Dr. Damadian announced the study at a Radiology Department Grand Rounds at the University of California San Diego Medical Center. William G. Bradley, Jr., M.D., Ph.D., F.A.C.R., Chairman of the Department of Radiology, and a Professor of Radiology at UCSD School of Medicine, introduced Dr. Damadian to his colleagues at grand rounds. Dr. Bradley said, “Dr. Damadian has shown that 8 patients with MS had degenerative changes in their cervical spines which impinged on the spinal canal and limited the pulsatile, to-and-fro flow of cervical CSF over the cardiac cycle, as demonstrated on UPRIGHT® MRI. His hypothesis that increased resistance to outflow of CSF is linked to the etiology of MS has some similarities to Dr. P. Zamboni’s hypothesis that MS is due to the impeded outflow of venous blood from the brain due to dural sinus stenoses. In both theories, increased resistance to outflow of either CSF or venous blood would be expected to modify the intracranial pressure wave over the cardiac cycle. While both theories need to be further tested with larger controlled studies, it is intriguing that they seem to invoke similar pathologic changes. Whether these changes are etiologic in all cases of MS remains to be tested.”

On November 2, 2011, FONAR reported on a 41-year-old female patient with MS that had been one of the eight patients in the original study. The FONAR UPRIGHT® MRI had found cervical malrotations at the cranio-cervical junction and alterations of CSF flow dynamics which gave rise to CSF fluid leakages into surrounding brain tissue. The CSF leakages visualized were directly connected to the MS lesions visualized on the UPRIGHT® MRI. Dr. Damadian stated, “These new observations have uncovered biomechanical barriers that appear to lead to multiple sclerosis. It is significant that these barriers may be therapeutically addressable.”

The MS patient was treated by Dr. Scott Rosa, with a proprietary protocol using an Atlas Orthogonal (AO) instrument and the FONAR UPRIGHT® Multi-Position™ MRI. The patient has experienced a significant reduction in symptoms which correlate directly to 28.6% reduction of her CSF pressure on post MRI evaluation. At this time the patient continues to be free of MS symptoms as well as vertigo and vomiting on recumbency. The patient’s care continues being administered by Dr. Rosa.

On November 30, 2011, the Company reported a sale of its UPRIGHT® Multi-Position™ MRI to a radiology practice in the western USA. This becomes the 29th state to have a customer purchase the FONAR UPRIGHT® MRI. The FONAR UPRIGHT® Multi-Position™ MRI has also been sold to Puerto Rico and has been installed in eleven other nations around the world.

The board certified radiologist purchasing the FONAR UPRIGHT® Multi-Position™ MRI for his practice said he was buying the scanner in order to meet the expressed needs of his sending physicians, principally neurosurgeons and orthopedic surgeons. They are eager, he said, to achieve the best possible surgical outcomes for their spine surgery patients. Failure to see the full picture could result in the administration of a wrong or insufficient surgical procedure. They consider imaging the spine fully loaded with its normal weight, and in all the upright positions that the spine normally occupies, fundamental to a good surgical outcome for the patient.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(000's OMITTED)

ASSETS

Current Assets:	December 31, 2011 (UNAUDITED)	June 30, 2011
Cash and cash equivalents	$9,911	$9,251

Marketable securities	30	33

Accounts receivable – net	4,823	5,264

Accounts receivable - related party	60	—

Management and other fees receivable - net	3,635	3,309

Management and other fees receivable – related medical practices – net	1,307	1,669

Costs and estimated earnings in excess of billings on uncompleted contracts	1,152	169

Inventories	3,806	2,400

Current portion of notes receivable - net	115	114

Prepaid expenses and other current assets	270	352

Total Current Assets	25,109	22,561

Property and equipment – net	3,374	3,769

Notes receivable	315	359

Other intangible assets – net	4,120	4,318

Other assets	535	574

Total Assets	$33,453	$31,581

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(000's OMITTED)

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31, 2011 (UNAUDITED)	June 30, 2011
Current Liabilities:

Current portion of long-term debt and capital Leases	$1,636	$2,026
Accounts payable	1,959	2,187
Other current liabilities	8,956	8,236
Unearned revenue on service contracts	5,275	5,762
Unearned revenue on service contracts - related Parties	55	—
Customer advances	3,303	4,846
Billings in excess of costs and estimated earnings on uncompleted contracts	736	4
Income tax payable	—	75
Total Current Liabilities	21,920	23,136

Long-Term Liabilities:
Accounts payable	141	102
Due to related medical practices	229	228
Long-term debt and capital leases, less current Portion	1,490	1,746
Other liabilities	494	502

Total Long-Term Liabilities	2,354	2,578

Total Liabilities	24,274	25,714

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(000's OMITTED)

LIABILITIES AND STOCKHOLDERS' EQUITY (Continued)

	December 31, 2011 (UNAUDITED)	June 30, 2011

STOCKHOLDERS' EQUITY:
Class A non-voting preferred stock $.0001 par value; 453,000 shares authorized at December 31, 2011 and June 30, 2011, 313,451 issued and outstanding at December 31, 2011 and June 30, 2011	—	—

Preferred stock $.001 par value; 567,000 shares authorized at December 31, 2011 and June 30, 2011, issued and outstanding – none	—	—

Common Stock $.0001 par value; 8,500,000 shares authorized at December 31, 2011 and June 30, 2011, 5,774,371 and 5,636,571 issued at December 31, 2011 and June 30, 2011, respectively; 5,762,728 and 5,624,928 outstanding at December 31, 2011 and June 30, 2011, respectively	1	1

Class B Common Stock (10 votes per share) $ .0001 par value; 227,000 shares authorized at December 31, 2011 and June 30, 2011, 158 issued and outstanding at December 31, 2011 and June 30, 2011	—	—

Class C Common Stock (25 votes per share) $.0001 par value; 567,000 shares authorized at December 31, 2011 and June 30, 2011, 382,513 issued and outstanding at December 31, 2011 and June 30, 2011	—	—

Paid-in capital in excess of par value	173,729	173,476
Accumulated other comprehensive loss	(20)	(16)
Accumulated deficit	(171,061)	(174,110)
Notes receivable from employee stockholders	(74)	(115)
Treasury stock, at cost - 11,643 shares of common stock at December 31, 2011 and June 30, 2011	(675)	(675)
Non controlling interests	7,279	7,306

Total Stockholders' Equity	9,179	5,867

Total Liabilities and Stockholders' Equity	$33,453	$31,581

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(000's OMITTED, except per share data)

	FOR THE THREE MONTHS ENDED DECEMBER 31,
REVENUES	2011	2010
Product sales – net	$1,615	$1,789
Service and repair fees – net	2,807	2,653
Service and repair fees – related parties - net	27	55
Management and other fees – net	3,308	2,380
Management and other fees – related medical practices – net	1,571	1,142
Total Revenues – Net	9,328	8,019

COSTS AND EXPENSES
Costs related to product sales	1,171	1,368
Costs related to service and repair fees	868	700
Costs related to service and repair fees – related parties	9	15
Costs related to management and other fees	1,887	1,707
Costs related to management and other fees – related medical practices	901	633
Research and development	293	153
Selling, general and administrative	1,995	1,745
Provision for bad debts	310	255
Total Costs and Expenses	7,434	6,576

Income From Operations	1,894	1,443

Interest Expense	(124)	(137)
Investment Income	64	58
Other Expense	(1)	(1)
Provision for Income Taxes	(21)	—

Net Income	1,812	1,363
Net Income - Non Controlling Interests	276	—
Net Income - Controlling Interests	$1,536	$1,363
Net Income Available to Common Stockholders	$1,432	$1,262
Net Income Available to Class A Non-Voting Preferred Stockholders	$78	$75
Net Income Available to Class C Common Stockholders	$26	$26
Basic Net Income Per Common Share	$0.25	$0.25
Diluted Net Income Per Common Share	$0.24	$0.24
Basic and Diluted Income Per Share-Common C	$0.07	$0.07
Weighted Average Basis Shares Outstanding	5,728,528	5,149,499
Weighted Average Diluted Shares Outstanding	5,856,032	5,277,003

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(000's OMITTED, except per share data)

	FOR THE SIX MONTHS ENDED DECEMBER 31,
	2011	2010
REVENUES
Product sales – net	$3,391	$4,448
Service and repair fees – net	5,712	5,342
Service and repair fees – related parties - net	55	110
Management and other fees – net	6,637	4,469
Management and other fees – related medical practices – net	3,141	2,335
Total Revenues – Net	18,936	16,704

COSTS AND EXPENSES
Costs related to product sales	2,646	3,873
Costs related to service and repair fees	1,682	1,366
Costs related to service and repair fees – related parties	16	28
Costs related to management and other fees	4,072	3,021
Costs related to management and other fees – related medical practices	1,720	1,372
Research and development	622	607
Selling, general and administrative	4,037	4,128
Provision for bad debts	485	431
Total Costs and Expenses	15,280	14,826

Income From Operations	3,656	1,878

Interest Expense	(231)	(231)
Interest Expense – Related Party	—	(4)
Investment Income	126	96
Interest Income - Related Party	—	1
Other Income	55	8
Provision for Income Taxes	(21)	—
Net Income	3,585	1,748
Net Income - Non Controlling Interests	535	—
Net Income - Controlling Interests	$3,050	$1,748
Net Income Available to Common Stockholders	$2,842	$1,618
Net Income Available to Class A Non-voting Preferred Stockholders	$155	$97
Net Income Available to Class C Common Stockholders	$53	$33
Basic Net Income Per Common Share	$0.50	$0.32
Diluted Net Income Per Common Share	$0.49	$0.31
Basic and Diluted Income Per Share-Common C	$0.14	$0.09
Weighted Average Basic Shares Outstanding	5,698,645	5,080,872
Weighted Average Diluted Shares Outstanding	5,826,149	5,208,376